The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger PLUS until the pricing supplement, the accompanying product supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger PLUS and we are not soliciting offers to buy these Trigger PLUS in any state where the offer or sale is not permitted.
Subject to Completion

February 2026
Preliminary Pricing Supplement
Dated February 13, 2026
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025
and Product Supplement MLN-ES-ETF-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Dual Directional Trigger PLUS or “Trigger PLUS” will pay no interest and do not guarantee any return of principal at maturity. At maturity, if the final share price of the underlying shares is greater than the initial share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum upside payment at maturity. If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, investors will receive at maturity the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 30% return. However, if the final share price is less than the trigger price, investors will lose 1% for every 1% that the final share price falls below the initial share price. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment in the Trigger PLUS. The Trigger PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the upside leverage and absolute return features that, in each case, apply to a limited range of performance of the underlying shares. The Trigger PLUS are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The Trigger PLUS are notes issued as part of TD’s Senior Debt Securities, Series H.
All payments on the Trigger PLUS are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment in the Trigger PLUS. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Underlying shares:	iShares® Silver Trust (Bloomberg Ticker: “SLV UP”) (the “fund”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	February 27, 2026
Original issue date:
March 4, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS in the secondary market on any date prior to one business day before delivery of the Trigger PLUS will be required, by virtue of the fact that the Trigger PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	May 28, 2027, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	June 3, 2027, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Trigger PLUS:
■          If the final share price is greater than the initial share price:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity from any increase in the value of the underlying shares exceed the maximum upside payment at maturity.
■          If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $300.00. You will not benefit from the upside leverage feature in this scenario.
■          If the final share price is less than the trigger price:
$1,000.00 + ($1,000.00 × underlying return)
If the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final share price − initial share price) / initial share price
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside leverage factor:	200%
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Maximum upside gain:	40.00%
Maximum upside payment at maturity:	$1,400.00 per Trigger PLUS (140.00% of the stated principal amount)
Trigger price: *	$•, which is equal to 70.00% of the initial share price
Initial share price: *	$•, which is equal to the closing price of the underlying shares on the pricing date
Final share price: *	The closing price of the underlying shares on the valuation date
CUSIP/ISIN:	89115LH84 / US89115LH846
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:
TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Estimated value on the pricing date:
The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date is expected to be between $930.00 and $945.00 per security, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 9 and “Additional Information About the Trigger PLUS — Additional information regarding the estimated value of the Trigger PLUS” herein. The estimated value is expected to be less than the public offering price of the Trigger PLUS.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	$1,000.00	$17.50(a) $ 5.00(b) $22.50	$977.50
Total:	$●	$●	$●
*
As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti‑Dilution Adjustments” in the accompanying product supplement.

(1)
TDS will purchase the Trigger PLUS from TD at the price to public less a fee of $22.50 per the Trigger PLUS. TDS will resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $17.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Trigger PLUS or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Trigger PLUS are unsecured and are not savings accounts or insured deposits of a bank. The Trigger PLUS are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Trigger PLUS will not be listed or displayed on any securities exchange or electronic communications network.
 We will deliver the Trigger PLUS in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.

Product Supplement MLN-ES-ETF-1 dated February 26, 2025	Prospectus dated February 26, 2025

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About TD and the Trigger PLUS
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Trigger PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Trigger PLUS vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case TD may reject your offer to purchase.

February 2026	Page 2

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Dual Directional Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 can be used:
■
As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum upside payment at maturity; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends or distributions paid with respect to the underlying shares or any interest payments, and your return from any increase in the price of the underlying shares will not exceed the maximum upside payment at maturity. You should carefully consider whether an investment that does not provide for any dividends or distributions, interest payments or exposure to the positive performance of the underlying shares beyond a value that, when multiplied by the upside leverage factor, exceeds the maximum upside gain is appropriate for you.

■	To enhance returns in a moderately bullish scenario and potentially outperform the underlying shares in such scenario or a moderately bearish scenario.
■
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the upside leverage factor.

■	To provide an unleveraged positive return for a limited range of negative performance of the underlying shares.
■
To provide limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price is less than the trigger price, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately 15 months
Upside leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Maximum upside payment at maturity:	$1,400.00 per Trigger PLUS (140.00% of the stated principal amount)
Maximum upside gain:	40.00%
Trigger price:	70.00% of the initial share price
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the Trigger PLUS to leverage upside returns by 200%, up to the maximum upside gain and, through the absolute return feature, to earn an unleveraged positive return for a limited range of negative performance of the underlying shares. If the final share price is greater than the initial share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum upside payment at maturity. If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 30% return. However, if the final share price is less than the trigger price, investors will lose 1% for every 1% that the final share price falls below the initial share price. Investors may lose up to their entire investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Trigger PLUS
Investors will not be entitled to receive any dividends or distributions paid with respect to the underlying shares or the underlying constituents and the Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or distributions or periodic interest is appropriate for you.

Leveraged Upside Performance up to a Cap
The Trigger PLUS offer investors an opportunity to capture enhanced returns within a certain range of positive performance relative to a direct investment in the underlying shares or the or the assets comprising the underlying shares

Absolute Return Feature
The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final share price is less than or equal to the initial share price but greater than or equal to the trigger price. You will not benefit from the upside leverage feature in this scenario.

Upside Scenario
If the final share price is greater than the initial share price, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum upside payment at maturity of $1,400.00 per Trigger PLUS (140.00% of the stated principal amount).

February 2026	Page 3

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Absolute Return Scenario
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, which is 70.00% of the initial share price, at maturity you will receive a 1% positive return for each 1% negative return of the underlying shares. For example, if the final share price is 5% less than the initial share price, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 30% return at maturity.

Downside Scenario
If the final share price is less than the trigger price, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -35%, each Trigger PLUS will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the Trigger PLUS and you could lose up to your entire investment in the Trigger PLUS.

February 2026	Page 4

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The Trigger PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100% of your investment in the Trigger PLUS
■
You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that, if the final share price is less than the trigger price, has the same downside market risk as that of a direct investment in the underlying shares or the or the assets comprising the underlying shares, which consist primarily of silver (the “underlying constituents”)

■
You believe that the final share price will be greater than the initial share price and understand and accept that any upside return that you earn on the Trigger PLUS will not exceed the maximum upside gain, or you believe that the final share price will be less than the initial share price but greater than or equal to the trigger price and understand and accept that any further decrease of the final share price will result in a loss of a significant portion or all of your investment

■	You can tolerate fluctuations in the market prices of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying shares
■	You do not seek current income from your investment and are willing to forgo any dividends or distributions paid on the underlying shares
■	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the Trigger PLUS
■	You understand and are willing to accept the risks associated with the underlying shares and the underlying constituents
■
You are willing to assume the credit risk of TD for all payments under the Trigger PLUS, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Trigger PLUS may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100% of your investment in the Trigger PLUS
■	You require an investment that provides for full or at least partial return of principal
■
You are not willing to make an investment that, if the final share price is less than the trigger price, has the same downside market risk as that of a direct investment in the underlying shares or the underlying constituents

■	You believe that the final share price will be less than the trigger price
■
You seek an investment that has an unlimited return potential, or you do not understand or cannot accept that your potential upside return on the Trigger PLUS is limited to the maximum upside gain or that your potential positive return from the absolute return feature is limited by the trigger price

■	You cannot tolerate fluctuations in the market price of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying shares
■	You seek current income from your investment or prefer to receive any dividends or distributions paid on the underlying shares
■	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the underlying shares or the underlying constituents
■	You are not willing to assume the credit risk of TD for all payments under the Trigger PLUS, including any repayment of principal

February 2026	Page 5

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Dual Directional Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).
Investors will not be entitled to receive any dividends or distributions paid with respect to the underlying shares or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or distributions or periodic interest is appropriate for you. All payments on the Trigger PLUS are subject to our credit risk.

Stated principal amount:	$1,000.00 per Trigger PLUS
Upside leverage factor:	200%
Hypothetical initial share price:	$100.00
Maximum upside payment at maturity:	$1,400.00 per Trigger PLUS
Maximum upside gain:	40.00%
Trigger price:	$70.00, which is 70.00% of the initial share price
Minimum payment at maturity:	None

Dual Directional Trigger PLUS Payoff Diagram

The Underlying Shares
The Trigger PLUS
$2,000.00
$1,400.00
$1,300.00
$1,000.00
$0.00
Payment at Maturity on the Trigger PLUS
Leveraged Upside Payment
Maximum Payment at Maturity
Absolute Return Zone At or Above Trigger Level
Full Downside Exposure Below Trigger Level
-100%
-50%
-30.00%
0%
20.00%
50%
100%
Underlying Return of the Underlying Shares

February 2026	Page 6

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The Trigger PLUS involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Trigger PLUS. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Trigger PLUS and the suitability of the securities in light of their particular circumstances.
Risks Relating to Return Characteristics
■
Risk of significant loss at maturity; you may lose up to your entire investment in the Trigger PLUS. The Trigger PLUS differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the Trigger PLUS at maturity. TD will pay you the stated principal amount of your Trigger PLUS at maturity only if the final share price is greater than or equal to the trigger price. If the final share price is less than the trigger price, you will lose 1% of your principal for every 1% that the final share price falls below the initial share price. You may lose up to your entire investment in the Trigger PLUS.

■
The stated payout from the issuer applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. The stated payout, including the potential to benefit from the upside leverage and absolute return features, is available only if you hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Trigger PLUS even if the then-current price of the underlying shares is greater than or equal to the trigger price.

■
Your potential upside return on the Trigger PLUS is limited to the maximum upside gain. The return potential of the Trigger PLUS from any increase in the price of the underlying shares from the initial share price to the final share price is limited to the maximum upside gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum upside gain. Your return on the Trigger PLUS may be less than that of a direct investment in the underlying shares.

■
The potential positive return on the Trigger PLUS from any negative performance of the underlying shares is limited by the trigger price and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, you will receive at maturity a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying shares. You will not benefit from the upside leverage feature in this scenario. However, due to the trigger price, your return from the absolute return feature is effectively limited to 30% and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. While a decline from the initial share price to a final share price that is greater than or equal to the trigger price will result in a positive return equal to the absolute underlying return, a further decline of the final share price to less than the trigger price would instead result in a percentage loss on the Trigger PLUS that is equal to the underlying return. The return on the Trigger PLUS in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■	You will not receive any interest payments. TD will not pay any interest with respect to the Trigger PLUS.
■
The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares performs favorably to you prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the closing price of the underlying shares on the maturity date or at other times during the term of the Trigger PLUS may be more favorable to you than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

■
Owning the Trigger PLUS is not the same as owning the underlying shares or the underlying constituents. The return on your Trigger PLUS may not reflect the return you would realize if you actually owned the underlying shares or the underlying constituents. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum upside gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying shares, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Trigger PLUS. In addition, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the underlying shares or the underlying constituents may have.

February 2026	Page 7

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
The absolute return feature is not the same as taking a short position directly in the underlying shares or any underlying constituents. The return on your Trigger PLUS will not reflect the return you may realize if you actually took a short position directly in the underlying shares or any underlying constituents. Unlike a direct short position in the underlying shares or the underlying constituents, which would entitle you to fully benefit from any depreciation of the underlying shares or such underlying constituents, you will not benefit from any depreciation of the underlying shares to a final price that is less than the trigger price, which would instead result in a percentage loss on the Trigger PLUS that is equal to the underlying return, as described above.

Risks Relating to Characteristics of the Underlying Shares
■
An investment in the Trigger PLUS involves market risk associated with the underlying shares. The return on the Trigger PLUS, which may be negative, is linked to the performance of the underlying shares and indirectly linked to the price of the underlying constituents. The price of the underlying shares can rise or fall sharply due to factors specific to the underlying shares or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Trigger PLUS, should make your own investigation into the underlying shares and the underlying constituents. For additional information regarding the underlying shares, please see “Information About the Fund” below and the SEC Filings of the sponsor of the fund (the “sponsor”) referred to in that section. We urge you to review financial and other information filed periodically by the sponsor with the SEC.

■
There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying shares will rise or fall and there can be no assurance that the final share price will be greater than or equal to the trigger price. The final share price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks associated with the relevant markets tracked by the underlying shares and the risk of losing a significant portion or all of your investment in the Trigger PLUS.

■
The underlying shares hold only a single commodity and its performance may be more volatile than that of an exchange-traded fund with more diversified holdings. The underlying shares represent shares of an exchange-traded fund that is expected to only hold silver. The underlying shares’ holdings lack diversification and do not have the benefit of other offsetting components that may increase when other components are decreasing. Because the fund is expected to only hold silver, the performance of the underlying shares may be more volatile than that of an exchange-traded fund that holds multiple commodities or that seeks to track a broad -based commodity index, and the price of silver may not correlate with, and may diverge significantly from, the prices of commodities generally.

■
The price of the underlying shares is not necessarily representative of the silver industry and may not track the market value of silver. The price of the underlying shares is not necessarily representative of the silver industry. The performance of the underlying shares may not fully replicate the performance of the price of silver due to the fees and expenses charged by the fund and transaction costs incurred that are not included in the market price of silver, restrictions on access to silver or other circumstances. The underlying shares do not generate any income and, because the fund regularly sells silver to pay for ongoing expenses, the amount of silver represented by the underlying shares has gradually declined over time. The fund sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the underlying shares rises or falls in response to changes in the price of silver. The sale of the fund’s silver to pay expenses at a time of low silver prices could adversely affect the value of the underlying shares. Additionally, there is a risk that part or all of the fund’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

■
TD cannot control actions by the sponsor and the sponsor has no obligation to consider your interests. The sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the sponsor concerning the calculation of the net asset value (“NAV”) per share of the fund, additions, deletions or substitutions of underlying constituents and the manner in which changes affecting the underlying constituents are reflected in the fund that could affect the market price of the underlying shares, and therefore, the return on the Trigger PLUS. The return on the Trigger PLUS and their market value could also be affected if the sponsor changes these policies, for example, by changing the manner in which it calculates the NAV per share of the fund, or if the sponsor discontinues or suspends publication of the NAV per share of the fund, in which case it may become difficult to determine the market value of your Trigger PLUS. If events such as these occur, the calculation agent may be required to make discretionary judgments that affect the return you receive on the Trigger PLUS.

February 2026	Page 8

Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
There are risks associated with an investment that is linked to the performance of an exchange-traded fund. Although the fund’s shares are listed for trading on a national securities exchange and a number of similar products have been traded on national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the underlying shares or that there will be liquidity in the trading market. In addition, the fund is subject to management risk, which is the risk that the sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The fund is also not actively managed and may be affected by a general decline in market segments relating to the market price of silver. The fund invests in silver regardless of its investment merits. The sponsor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the fund could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline. In addition, although an exchange-traded fund may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an exchange-trade fund or that there will be liquidity in the trading market. Finally, because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of the underlying shares may differ from the NAV per share of the fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant. Consequently, the return on the Trigger PLUS will not be the same as investing directly in the underlying shares, and will not be the same as investing in a debt security with payments linked to the performance of the underlying constituents.

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There are risks in securities relating to commodities trading on the London Bullion Market Association. The price of the underlying shares is closely related to the price of silver. Silver is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Risks Relating to Estimated Value and Liquidity
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The estimated value of your Trigger PLUS on the pricing date is expected to be less than the public offering price of your Trigger PLUS. The difference between the public offering price of your Trigger PLUS and the estimated value of the Trigger PLUS reflects costs and expected profits associated with selling and structuring the Trigger PLUS, as well as hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

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The estimated value of your Trigger PLUS is based on our internal funding rate. The estimated value of your Trigger PLUS on the pricing date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Trigger PLUS is expected to increase the estimated value of the Trigger PLUS at any time.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
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The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models when the terms of the Trigger PLUS are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially less than the estimated value of the Trigger PLUS determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Trigger PLUS and may be less than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt Trigger PLUS trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Trigger PLUS, as well as hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be less than the public offering price of your Trigger PLUS. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be less than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which the agent may initially buy the Trigger PLUS in the secondary market may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Trigger PLUS in the secondary market (if the agent makes a market in the Trigger PLUS, which it is not obligated to do) may exceed the estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the original issue date of the Trigger PLUS, as discussed further under “Additional Information About the Trigger PLUS — Additional information regarding the estimated value of the Trigger PLUS”. The price at which the agent may initially buy or sell the Trigger PLUS in the secondary market may not be indicative of future prices of your Trigger PLUS.

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The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Trigger PLUS will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Trigger PLUS. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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There may not be an active trading market for the Trigger PLUS — sales in the secondary market may result in significant losses. There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or electronic communications network. The agent or another one of our affiliates may make a market for the Trigger PLUS; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Trigger PLUS develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Trigger PLUS in any secondary market could be substantial. If you sell your Trigger PLUS before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the underlying shares, and as a result, you may suffer substantial losses.

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If the price of the underlying shares changes, the market value of your Trigger PLUS may not change in the same manner. Your Trigger PLUS may trade quite differently from the performance of the underlying shares. Changes in the value of the underlying shares may not result in a comparable change in the market value of your Trigger PLUS. Even if the closing price of the underlying shares remains greater than or equal to the downside threshold price or increases to greater than the initial share price during the term of the Trigger PLUS, the market value of your Trigger PLUS may not increase by the same amount and could decline.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risks Relating to General Credit Characteristics
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Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS. Although the return on the Trigger PLUS will be based on the performance of the underlying shares, the payment of any amount due on the Trigger PLUS is subject to TD’s credit risk. The Trigger PLUS are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Trigger PLUS and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Trigger PLUS. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Trigger PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
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There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine any amount payable on the Trigger PLUS. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying shares has occurred, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect any amount payable on the Trigger PLUS, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

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The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amount payable on, the Trigger PLUS. For antidilution and certain other events affecting the underlying shares, the calculation agent may make adjustments to the initial share price, downside threshold price, closing price and/or final share price, as applicable, and any other term of the Trigger PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying shares. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the Trigger PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Furthermore, in certain situations, such as when the fund undergoes a reorganization event or the underlying shares are delisted, the underlying shares may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti-Dilution Adjustments”. The occurrence of any such events and the consequent adjustments may materially and adversely affect the market value of, and any amount payable on, the Trigger PLUS. For more information, see the sections as described under ““General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti-Dilution Adjustments” in the accompanying product supplement.

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Trading and business activities by TD or its affiliates may adversely affect the market value of, and any amount payable on, the Trigger PLUS. We, the agent and/or our other affiliates may hedge our obligations under the Trigger PLUS by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the underlying shares, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Trigger PLUS declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the underlying shares.

These trading activities may present a conflict between the holders’ interest in the Trigger PLUS and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Trigger PLUS.
We, the agent and/or our other affiliates may, at present or in the future, engage in business with the underlying constituents, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Trigger PLUS. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares. This research is modified from time to time without

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any of these activities by us and/or our other affiliates may affect the price of the underlying shares and, therefore, the market value of, and return on, the Trigger PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
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Significant aspects of the tax treatment of the Trigger PLUS are uncertain. Significant aspects of the U.S. tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Trigger PLUS.

For a discussion of the Canadian federal income tax consequences of investing in the Trigger PLUS, please see the discussion herein under “Additional Information About the Trigger PLUS — Canadian Taxation”. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined under “Additional Information About the Trigger PLUS — Canadian Taxation” herein). If you are not a Non-resident Holder (as that term is defined under “Additional Information About the Trigger PLUS — Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Trigger PLUS in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Trigger PLUS and receiving the payment that might be due under the Trigger PLUS.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Fund
All disclosures contained in this document regarding the fund are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the fund. You should make your own investigation into the fund.
iShares® Silver Trust
We have derived all information contained herein regarding the iShares® Silver Trust (the “SLV Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the SLV Trust, iShares® Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc. (the “sponsor”), the trustee of the SLV Trust, The Bank of New York Mellon (the “trustee”), and the custodian of the SLV Trust, JPMorgan Chase Bank N.A., London branch (the “custodian”).
The SLV Trust seeks to reflect generally, before fees and expenses, the performance of the price of silver, and the assets of the SLV Trust consist primarily of silver held by the custodian on behalf of the SLV Trust. The SLV Trust holds silver bars, issues shares representing units of fractional undivided beneficial interest in the assets of the SLV Trust in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The SLV Trust issues shares only in baskets of 50,000 shares or integral multiples thereof. The SLV Trust’s silver is valued on the basis of each day’s announced LBMA Silver Price, which is the price per ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration following an electronic auction consisting of one or more rounds. The SLV Trust is not actively managed. The activities of the SLV Trust are limited to issuing baskets in exchange for the silver deposited with the custodian as consideration, selling silver as necessary to cover the sponsor’s fee, other expenses not assumed by the sponsor and other liabilities and delivering silver in exchange for baskets surrendered for redemption.
Select information regarding the SLV Trust’s expense ratio and its holdings may be made available on the SLV Trust’s website. Expenses of the SLV Trust reduce the net asset value of the assets held by the SLV Trust and, therefore, reduce the value of the shares of the SLV Trust.
Shares of the SLV Trust are listed on the NYSE Arca under the ticker symbol “SLV”.
Information from outside sources including, but not limited to, the prospectus relating to the SLV Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SLV Trust.
Information filed by the SLV Trust with the SEC can be found by reference to its SEC file number: 001-32863 or its CIK Code: 0001330568.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The closing price of the underlying shares on February 11, 2026 was $76.56 (the “hypothetical initial share price”). The graph below sets forth the closing prices of the underlying shares for each day from January 1, 2021 through February 11, 2026. The dotted line represents the hypothetical trigger price of $53.592, which is equal to 70.00% of the hypothetical initial share price We obtained the information in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying shares should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying shares at any time, including the valuation date.
The Shares of the iShares® Silver Trust – Daily Closing Prices January 1, 2021 to February 11, 2026
We and/or our affiliates may presently or from time to time engage in business with the sponsor. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlying shares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws. You should undertake an independent investigation of the underlying shares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.
The Trigger PLUS are not sponsored, endorsed, sold, or promoted by the sponsor. The sponsor makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. The sponsor has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The Trigger PLUS are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in law event:	Not applicable, notwithstanding anything to the contrary in the product supplement.
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying shares	reference asset
	underlying constituents	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	closing price	closing level
	initial share price	initial level
	final share price	final level
	underlying return	percentage change
	trigger price	barrier price
Additional information regarding the estimated value of the Trigger PLUS:
The final terms for the Trigger PLUS will be determined on the date the Trigger PLUS are initially priced for sale to the public, which we refer to as the pricing date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Trigger PLUS are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, estimated costs which we may incur in connection with the Trigger PLUS and the estimated cost which we may incur in hedging our obligations under the Trigger PLUS. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Trigger PLUS trade in the secondary market, the use of an internal funding rate for the Trigger PLUS rather than the levels at which our benchmark debt Trigger PLUS trade in the secondary market is expected to have an adverse effect on the economic terms of the Trigger PLUS.
On the cover page of this pricing supplement, we have provided the estimated value range for the Trigger PLUS. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Trigger PLUS and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Trigger PLUS trade in the secondary market, the use of an internal funding rate for the Trigger PLUS rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Trigger PLUS. For more information see the discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your Trigger PLUS is based on our internal funding rate”.
Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which the agent may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Trigger PLUS in the secondary market, if any, may exceed our estimated

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS which we will no longer expect to incur over the term of the Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Trigger PLUS as prepaid derivative contracts with respect to the underlying shares. If your Trigger PLUS are so treated, subject to the constructive ownership rules of Section 1260 of the Code (discussed below), you should generally recognize long-term capital gain or loss if you hold your Trigger PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Trigger PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Trigger PLUS should not give rise to long-term capital gain or loss because the Trigger PLUS offer, at least in part, short exposure to the underlying shares.
Section 1260. Because the fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Trigger PLUS could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Trigger PLUS were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any gain that you recognize upon the taxable disposition of your Trigger PLUS could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). Additionally, if Section 1260 of the Code were to apply to the Trigger PLUS, all or a portion of any long-term capital gain that you recognize with respect to the Trigger PLUS that is not recharacterized as ordinary income would be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. We urge you to read the discussion concerning the possible treatment of the Trigger PLUS as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.
Except to the extent otherwise required by law, TD intends to treat your Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Trigger PLUS.
Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if the Trigger PLUS are offered to non-U.S. holders, you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Trigger PLUS are not “delta-one” with respect to the underlying shares, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying shares or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying shares or the Trigger PLUS. If you enter, or have entered, into other transactions in respect of the underlying shares or the Trigger PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Trigger PLUS through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Trigger PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Trigger PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Trigger PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Trigger PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Canadian Taxation:
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Trigger PLUS upon the initial issuance of the Trigger PLUS by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Trigger PLUS on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax

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Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Trigger PLUS, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Trigger PLUS as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (iv) holds the Trigger PLUS or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Trigger PLUS or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Trigger PLUS or property acquired on settlement of a Trigger PLUS will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Trigger PLUS and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Trigger PLUS described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Trigger PLUS should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Trigger PLUS and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
The Trigger PLUS
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Trigger PLUS to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Trigger PLUS is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has

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Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

accrued or is deemed to have accrued on the Trigger PLUS to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Trigger PLUS is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Trigger PLUS, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Trigger PLUS was issued, does not exceed 4/3 of the interest stipulated to be payable on the Trigger PLUS, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Trigger PLUS by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Trigger PLUS. Pursuant to the terms of a distribution agreement, TDS will purchase the Trigger PLUS from TD at the price to public less a fee of $22.50 per security. TDS will resell all of the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed sales commission of $17.50 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Trigger PLUS. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Trigger PLUS after their initial sale. If a purchaser buys the Trigger PLUS from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of sales in Canada and to Canadian residents:	The Trigger PLUS may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the

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meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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